Exhibit 4(b)(ix)

MERRILL LYNCH & CO., INC.

TO

JPMORGAN CHASE BANK,

as Trustee

FIFTEENTH SUPPLEMENTAL INDENTURE

Dated as of October 14, 2003

Supplement to Indenture

Dated as of April 1, 1983,

as Amended and Restated

Fifteenth Supplemental Indenture, dated as of October 14, 2003 (the “Supplemental Indenture”), by and between Merrill Lynch & Co., Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal office at 4 World Financial Center, New York, New York 10080 (the “Company”), and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), a corporation duly organized and existing under the laws of the State of New York and having its Corporate Trust Office at 4 New York Plaza, 15th Floor, New York, New York 10004, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered its Indenture, dated as of April 1, 1983 and restated as of April 1, 1987 (as amended and supplemented to the date hereof, the “Principal Indenture”), to the Trustee to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of senior indebtedness (the “Securities”), unlimited as to principal amount; and

WHEREAS, the Principal Indenture, as amended by the Trust Indenture Reform Act of 1990, and this Supplemental Indenture are hereinafter collectively referred to as the “Indenture”; and

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done;

NOW, THEREFORE, the Company and the Trustee, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby covenant and agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

Article I

AMENDMENT OF CERTAIN PROVISIONS OF THE PRINCIPAL INDENTURE

Section 101. Amendment of Section 101 of Principal Indenture. Section 101 of the Principal Indenture is hereby amended, with respect to all series of Securities issued after the date hereof, as follows:

(a) By deleting in its entirety the definition of “Controlled Subsidiary” contained therein.

(b) By deleting in its entirety the definition of “Company” contained therein and inserting in its stead the following:

“‘Company’ means the Person named as the ‘Company’ in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter ‘Company’ shall mean such successor Person.”

(c) By deleting in its entirety the definition of “Officers’ Certificate” contained therein and inserting in its stead the following:

“‘Officers’ Certificate’ means a certificate signed by the Chairman of the Board, the President, a Vice President, the Treasurer or an Assistant Treasurer, and by the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.”

(d) By deleting in its entirety the definition of “Person” contained therein and inserting in its stead the following:

“‘Person’ means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.”

(e) By deleting in its entirety the definition of “Subsidiary” contained therein and inserting in its stead the following:

“‘Subsidiary’ means any Person of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the Voting Stock.”

(f) By deleting in its entirety the definition of “Voting Stock” contained therein and inserting in its stead the following:

“‘Voting Stock’ means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person provided that, for purposes hereof, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened.”

(g) By adding the definition of “Consolidated Net Worth” set forth below:

“‘Consolidated Net Worth’ means consolidated assets minus consolidated liabilities as calculated in accordance with generally accepted accounting principles.”

(h) By adding the definition of “Significant Subsidiary” set forth below:

“‘Significant Subsidiary’ means any Subsidiary the Consolidated Net Worth of which constituted at least 15 percent of the Consolidated Net Worth of the Company as of the end of the most recently completed fiscal year.

Section 102. Amendment of Section 801 of Principal Indenture. Section 801 of the Principal Indenture is hereby amended, with respect to all series of Securities issued after the date hereof, by deleting it in its entirety and inserting in its stead the following:

“SECTION 801. Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted Subject to Certain Conditions.

The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other Person, provided that in any such case, (i) either the Company shall be the continuing Person, or the successor Person shall be a Person organized and existing under the laws of the United States of America or a State thereof and such successor Person shall expressly assume the due and punctual payment of the principal of (and premium, if any), any interest on, and any Additional Amounts payable pursuant to Section 1004 with respect to, all the Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such Person, and (ii) the Company or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.”

Section 103. Amendment of Section 802 of Principal Indenture. Section 802 of the Principal Indenture is hereby amended, with respect to all series of Securities issued after the date hereof, by deleting it in its entirety and inserting in its stead the following:

“SECTION 802. Rights and Duties of Successor Person.

In case of any such consolidation, merger, sale, lease or conveyance and upon any such assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the predecessor Person, except in the event of a lease, shall be relieved of any further obligation under this Indenture and the Securities and coupons. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the Securities and coupons issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor Person, instead of the Company, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities and coupons which previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Securities or coupons which such successor Person thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Securities and coupons so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities and coupons theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities and coupons had been issued at the date of the execution hereof.

In case any of such consolidation, merger, sale, lease or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities and coupons thereafter to be issued as may be appropriate.”

Section 104. Amendment of Section 1006 of Principal Indenture. Section 1006 of the Principal Indenture is hereby amended, with respect to all series of Securities issued after the date hereof, by deleting it in its entirety and inserting in its stead the following:

“SECTION 1006. Limitation Upon Creation of Liens on Voting Stock of Certain Subsidiaries.

The Company will not, and it will not permit any Subsidiary at any time directly or indirectly to, create, assume, or incur any indebtedness for borrowed money secured by a pledge of, lien on or security interest in (any pledge, lien or security interest being hereinafter in this Section referred to as a “lien”) the Voting Stock of any Significant Subsidiary without making effective provision whereby the Outstanding Securities and coupons appertaining thereto, if any (and, if the Company so elects, any other indebtedness ranking on a parity with the Securities), shall be secured equally and ratably with such secured indebtedness so long as such other indebtedness shall be so secured; provided, however, that the foregoing covenant shall not be applicable to liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $5,000,000 in amount, liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involve claims of less than $5,000,000, or deposits to secure (or in lieu of) surety, stay appeal or customs bonds; provided, further, that the foregoing shall not be applicable to indebtedness for borrowed money secured by a lien on any shares of the Voting Stock of any Person existing at the time such Person becomes a Significant Subsidiary, including extensions, renewals and replacements of such indebtedness without increase in the amount thereof.”

Section 105. Amendment of Section 1007 of Principal Indenture. Section 1007 of the Principal Indenture is hereby amended, with respect to all series of Securities issued after the date hereof, by deleting it in its entirety and inserting in its stead the following:

“SECTION 1007. Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 1004 or 1006, with respect to the Securities of any series if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Securities of such series shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.”

Section 106. Deletion of Section 1008 of Principal Indenture. Section 1008 of the Principal Indenture is hereby amended, with respect to all series of Securities issued after the date hereof, by deleting it in its entirety.

Article II

MISCELLANEOUS

Section 201. Effect of Supplemental Indenture. The Principal Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Principal Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 202. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed included provision shall control.

Section 203. Definitions. Capitalized terms used in the Principal Indenture and this Supplemental Indenture, but not defined herein, are used as they are defined in the Principal Indenture.

Section 204. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 205. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Securities) shall not in any way be affected or impaired thereby.

Section 206. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and any Holders of Securities or coupons, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 207. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 208. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 209. Responsibility for Recitals. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Principal Indenture or this Supplemental Indenture.

Section 210. Effectiveness of Supplemental Indenture. The Company and the Trustee hereby agree that this Supplemental Indenture shall take effect on October 22, 2003.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

MERRILL LYNCH & CO., INC.

By:	/S/ RUSSELL L. STEIN

	Name:	Russell L. Stein
	Title:	Treasurer

JPMORGAN CHASE BANK, as Trustee

By:	/S/ ALBERT MARI, JR.

	Name:	Albert Mari, Jr.
	Title:	Vice President